Exhibit 99.1

TRANSDIGM ANNOUNCES ADDITIONAL INFORMATION

ON FISCAL YEAR 2003 AND FISCAL YEAR 2004

Richmond Heights, Ohio, January 19, 2004 — TransDigm Inc. (“TransDigm” or the “Company”) today announced additional information regarding fiscal year 2003 performance as well as guidance for fiscal year 2004.

The Company’s 2003 reported revenues were up 18% from 2002. Approximately one-fourth of this growth was due to the Norco acquisition. The most significant contributor to the balance of the growth was the introduction and installation across the entire Airbus fleet of our new proprietary cockpit security systems.

Excluding our new cockpit security retrofit, aftermarket revenues, which make up the majority of our revenues, grew in 2003. Commercial aftermarket revenue was up slightly while defense aftermarket revenue was up significantly. Total OEM revenues, consistent with industry wide production rates, declined in 2003. Regional/business jet OEM revenues were almost even with prior year while commercial transport revenues continued to decline.

Fourth quarter 2003 revenues when compared to the first half of fiscal year 2003 run rate, were negatively impacted by both a reduction in cockpit security activity and softer commercial aftermarket revenues.

Due to the completion of the retrofit portion of the Airbus cockpit security activity, offset to a certain degree by anticipated improvement in commercial aftermarket revenues, our fiscal 2004 revenues are anticipated to be slightly below 2003 revenues. As a result of our niche market positions, proprietary products and focused value generation strategy, we anticipate EBITDA As Defined (see Note 1) to be up modestly in 2004.

W. Nicholas Howley, Chairman, President and Chief Executive Officer, commented: “ I am proud of TransDigm’s performance in the third year of a difficult market environment. The 2003 results reconfirm the fundamental strength of our proprietary niche market positions; our value focused operating strategy as well as our ability to sell innovative new products in all phases of the market cycle. We are hopeful that 2004 will be the start of a long awaited upturn in the commercial aerospace industry.”

The statements in the fifth and sixth paragraphs of this release relating to anticipated revenues and EBITDA and EBITDA As Defined for fiscal 2004 and to the hope for an upturn in the industry are “forward-looking statements” made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results, performance or achievements may differ materially from those described in the forward-looking statements. Such statements are based on current expectations and are subject to a variety of factors not under the Company’s control, which can affect the Company’s results of operations, liquidity or financial condition and cause actual outcomes or results to be materially different from those projected. These factors, risks and uncertainties may include, among other things, the Company’s access to capital markets; the impact of general economic conditions in the regions in which the Company does business; general industry conditions, including competition and product, raw material and energy prices; changes in currency rates and currency values; and capital expenditure requirements and other risks and factors described in the Company’s annual report on Form 10-K.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

TransDigm Inc. is a leading supplier of proprietary, highly engineered power systems and airframe components servicing the aerospace industry. Major products include ignition systems components, gear pumps, electromechanical controls, actuators, batteries/chargers, engineered connectors, latches and lavatory hardware.

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Note 1

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined, represents earnings before interest, taxes, depreciation and amortization, excluding inventory purchase accounting adjustments, certain other non-recurring merger expenses, non-cash compensation and deferred compensation charges and acquisition integration costs, as applicable,. Management believes that the presentation of EBITDA and EBITDA, As Defined, will enhance an investor’s understanding of the Company’s operating performance. EBITDA and EBITDA, As Defined, are also the measures used by the Company’s senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as measuring performance under our employee incentive programs. Additionally, certain of the Company’s debt covenants are based upon a measure equal to EBITDA, As Defined. Neither EBITDA nor EBITDA, As Defined, is a measurement of financial performance under U.S. Generally Accepted Accounting Principles, or GAAP and neither should be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Management’s calculation of EBITDA and EBITDA, As Defined, may not be comparable to the calculation of similarly titled measures reported by other companies.